Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: ir@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC. ANNOUNCES BOARD AND COMMITTEE APPOINTMENTS; ENHANCES CORPORATE GOVERNANCE PRACTICES

Appoints Keith Cenekofsky as director

Names Cynthia A. Dotzel as independent board chair

Adopts majority voting standard in uncontested director elections

YORK, PA, December 20, 2021 – Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) (“the Company”), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”), today announced several updates to the composition of its Board of Directors (“the Board”), as well as initiatives to further enhance its corporate governance practices. Full details are included in the Company’s Form 8-K filed today with the Securities & Exchange Commission.

Board & Committee Appointments

As part of the Company’s long-term succession plan, the Board of Directors has appointed current PeoplesBank Director Keith Cenekofsky, CPA as director of the Company effective January 1, 2022. Mr. Cenekofsky will succeed Larry J. Miller, who will serve as Director of the Company until his retirement effective December 31, 2021. Mr. Cenekofsky will serve the remainder of the term as a Class C Director of the Company until the annual meeting of shareholders in 2023 and until his successor shall have been duly elected and has qualified. In addition, Mr. Cenekofsky has been appointed as Audit Committee Chair of the Company Board of Directors, effective January 1, 2022, and will serve in that capacity until the annual reorganization meeting in May 2022.

Mr. Cenekofsky spent 36 years in public accounting, most recently with BDO USA LLP, Parente Beard LLP and BeardMiller. During that time, he served as Partner in Charge for many public financial institutions’ audits. Mr. Cenekofsky graduated Magna Cum Laude from James Madison University and lives in Lancaster County, PA. Keith was previously appointed to the Board of PeoplesBank, A Codorus Valley Company, in September 2021.

The Company also announced the appointments of Cynthia A. Dotzel, CPA and J. Rodney Messick to new positions on the Company’s Board, effective January 1, 2022, until the annual reorganization meeting in May 2022. Ms. Dotzel, currently a Director of the Corporation and Bank, has served as Vice Chair, Lead Director and Chair of the Audit Committee and will now serve as Board Chair. Mr. Messick, currently a Director of the Corporation and Bank, will now serve as the Board Vice Chair.

“The Board of Directors is pleased that Keith has agreed to extend his governance responsibilities to include the parent holding company, Codorus Valley. His extensive experience in the financial services industry will be invaluable to the Company,” said Cynthia A. Dotzel, incoming Board Chair.

Corporate Governance Enhancements & Adoption of Voting Majority Standard

The Board also announced that as part of its ongoing corporate governance review, it has approved and adopted the Amended and Restated By-laws of the Corporation. The Board has adopted a majority vote standard for uncontested director elections. This enhancement, along with several others as outlined in the associated Form 8-K are designed to ensure that the Company is promoting industry leading corporate governance practices. The Company and Board will continue to maintain an open dialogue with shareholders.

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

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